Exhibit 10(j)

FIRST AMENDMENT TO THE

CBS CORPORATION DEFERRED COMPENSATION PLAN

FOR OUTSIDE DIRECTORS

WHEREAS, Viacom Inc., a Delaware corporation (“Former Viacom”), previously established and maintained the Viacom Deferred Compensation Plan for Non-Employee Directors (the “Old Former Viacom Directors Plan”) for eligible members of its Board of Directors;

WHEREAS, the Old Former Viacom Directors Plan was last amended and restated, effective as of October 3, 2004;

WHEREAS, following the enactment of the American Jobs Creation Act of 2004, Former Viacom established a new Viacom Deferred Compensation Plan for Non-Employee Directors (the “New Former Viacom Directors Plan”), effective as of January 1, 2005, for the purpose of grandfathering amounts deferred (within the meaning of Section 409A of the Internal Revenue Code) prior to January 1, 2005, by providing that such amounts continue to be governed by the Old Former Viacom Directors Plan as in effect on October 3, 2004;

WHEREAS, on December 31, 2005, Former Viacom was separated into two separate entities, CBS Corporation, a Delaware corporation (the “Company”), and Viacom Inc., and the Company retained the obligations of Former Viacom under the Old Former Viacom Directors Plan and the New Former Viacom Directors Plan;

WHEREAS, the New Former Viacom Directors Plan was again amended and restated, effective December 31, 2005, for the purpose of reflecting the Company’s assumption of the Plan and for the purpose of renaming the New Former Viacom Directors Plan as the “CBS Corporation Deferred Compensation Plan for Outside Directors” (as renamed, the “Plan”); and

WHEREAS, the Company now desires to amend the Plan, effective as of January 1, 2009, to the extent necessary to comply with Code Section 409A and Treasury Regulations issued thereunder.

NOW, THEREFORE, the Plan is amended as follows, effective as of January 1, 2009:

1.                                       Section 1 is amended by the addition of the following new paragraph to the end thereof:

“This Plan is intended to meet all of the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), so that Participants will be eligible to defer receipt of, and the liability for the federal income tax with respect to, certain items of compensation from one year to a later year in accordance with the provisions of applicable law and the provisions of the Plan.  With respect to compensation for the performance of services that is considered to have been “deferred” (within the meaning of Section 1.409A-6(a)(2) of the Treasury Regulations) on or after January 1, 2005 through December 31, 2008, the Plan shall be administered in accordance with a reasonable, good faith interpretation of Code Section 409A, and such interpretation shall govern the rights of a Participant with respect to that period of time.”

2.                                       Section 2(a) of the Plan is hereby amended by the addition of the following sentence to the end thereof:

“Any such election that is deemed to remain in effect from year to year shall become irrevocable for a calendar year as of the December 31 of the preceding calendar year.”

3.                                       Section 2(b) of the Plan is amended to read as follows:

“(b)                           A Participant may elect to participate in the Plan within 30 days following the beginning of his or her term in office as a Director, for the fees earned following the date of his or her election.  A Participant may also elect to participate in the Plan before December 31 of each year, for the fees earned in the subsequent calendar year and thereafter.  A Participant may discontinue participation in the Plan and/or change or modify his or her investment election annually by filing a written notice with the Company prior to December 31 of a particular year, which notice shall be effective for all fees earned in the subsequent calendar year and thereafter, subject to the following restrictions:

(i)                                     Investment Election.  Changes to the investment election will be applicable to subsequent fees only and no existing account may be converted into another type of account; and

(ii)                                  Payment Election.  A Participant may not change his or her payment election from that selected at the time he or she initially elects to participate in the Plan.  The payment election will be applicable to the entire balance of the Participant’s Deferred Compensation Account.”

4.                                       Section 4(a) of the Plan is hereby amended to read as follows:

“(a)                            If a Participant experiences a Separation from Service, payment of his or her Deferred Compensation Account(s) shall be made in cash in a lump sum, three (3) annual installments or five (5) equal annual installments in accordance with the Participant’s payment election.  The lump sum payment or the initial annual installment shall be made on the later of (i) the first business day after the date which is six months following the Participant’s Separation from Service or (ii) January 15th of the year following the year of the Participant’s Separation from Service.  Each subsequent installment payment shall be made on the anniversary of the initial installment payment.”

5.                                       Section 4 of the Plan is hereby amended by the addition of a new Subsection (e) to read as follows:

“(e)                            The term “Separation from Service” means the condition that exists when a Director who is a Participant in the Plan and the Company reasonably anticipate that the Director will perform no further services as a director of the Company after a certain date. If it is anticipated that the Director will perform services for the Company as an employee or consultant immediately following cessation of his or her service as a director, the term “Separation from Service” means the condition that exists when such Director and the Company reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services that the Director will perform as an employee or consultant after such date would permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36-month period (or the full period of services to the Company if the Director has been providing services to the Company for less than 36 months).  For purposes of this Section 4(e), for periods during which a Director is on a paid bona fide leave of absence and has not otherwise experienced a Separation from Service, the Director is treated as providing bona fide services at the level equal to the level of services that the Director would have been required to perform to receive the compensation paid with respect to such leave of absence.  Periods during which a Director is on an unpaid bona fide leave of absence and has not otherwise experienced a Separation from Service are disregarded for purposes of this Section 4(e) (including for purposes of determining the applicable 36-month (or shorter) period).  For purposes of this Section 4(e), the Company shall be considered to include all members of the controlled group of corporations which includes the Company; provided, however, that in applying Code Section 414(b), the phrase “at least 50 percent” shall be substituted for “at least 80 percent”; and in applying Code Section 414(c), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent.”  Separation from Service shall be determined on the basis of the modifications described in Treasury Regulation Section 1.409A-1(h)(3) (or any successor regulation)) as defined in Code Section 409A and the regulations or other guidance issued thereunder.”

6.                                       Section 7 of the Plan is hereby amended to read as follows:

“7.                               Amendments and Adjustments to the Plan

The Plan may be altered, amended or suspended by the Board of Directors; provided, however, that no alteration or amendment will be effective without stockholder approval if such approval is required by law or under the rules of the New York Stock Exchange or other principal stock exchange on which the Class B Common Stock is listed.  No termination or amendment of the Plan may, without the consent of the Participant for whom a Deferred Compensation Account is maintained, materially adversely affect the rights of such Participant in such Deferred Compensation Account immediately prior to amendment, provided, however, that the consent of Participants to certain actions shall not be required for the making of any amendment or any termination that is deemed necessary by the Company to avoid the imposition on any person of additional taxes, penalties or interest under Code Section 409A.

In the event of any merger, consolidation, stock-split, dividend (other than a regular cash dividend), distribution, combination, recapitalization or reclassification that changes the character or amount of the Class B Common Stock or any other changes in the corporate structure, equity securities or capital structure of the Company, the Board shall make such proportionate adjustments to the Stock Unit Shares held in the plan and any other affected provision in each case, as it deems appropriate, provided that such adjustments shall be made in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix), or any successor provision.  The Board’s determination as to what, if any, adjustments shall be made shall be final and binding on the Company and all Participants.”

7.                                       The Plan is hereby amended by the addition thereto of a new Section 10 to read as follows:

“10.                        Code Section 409A.

To the extent applicable, it is intended that this Plan comply with the provisions of Code Section 409A.  References to Code Section 409A shall include any proposed, temporary or final regulation, or any other guidance, promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.  This Plan shall be administered and interpreted in a manner consistent with this intent.  If any provision of this Plan is susceptible of two interpretations, one of which results in the compliance of the Plan with Code Section 409A and the applicable Treasury Regulations, and one of which does not, then the provision shall be given the interpretation that results in compliance with Code Section 409A and the applicable Treasury Regulations.  Notwithstanding the foregoing or any other provision of this Plan to the contrary, neither CBS nor any of its subsidiaries or affiliates shall be deemed to guarantee any particular tax result for any Participant or beneficiary with respect to any payments provided hereunder.”

8.                                       Capitalized terms used in but not defined in this Amendment shall have the same meaning as in the Plan.